Exhibit 5.1

March 30, 2007

Avanex Corporation

40919 Encyclopedia Circle

Fremont, California 94538

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Avanex Corporation, a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 10,795,056 shares of Common Stock, par value $0.001 per share (the “Common Shares”) and 3,238,517 shares of Common Stock that may be issuable by the Company upon the exercise of Warrants (the “Warrant Shares” and together with the Common Shares, the “Shares”). The Shares are to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”) pursuant to a Registration Statement on Form S-3 relating to the Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”).

We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon and subject to the following, we are of the opinion that:

1.	The Common Shares have been duly authorized and, when sold by the Selling Securityholders in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized and, when issued by the Company upon exercise of the Warrants in accordance with the Warrant to Purchase Common Stock, dated as of March 1, 2007, between the Company and Kings Road Investments Ltd., will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the bar in the State of California, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”), as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statues and provisions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati